AMERIANA BANCORP
         1996 STOCK OPTION AND INCENTIVE PLAN
                      AS AMENDED

          Stock Appreciation Rights Agreement
            Not In Tandem with Stock Option


    On the date of grant specified below, the Stock Option Committee of Ameriana Bancorp (the "Company") hereby grants to _______________________ (the "Optionee") a total of __________
Stock Appreciation Rights (SARs), subject to the terms and conditions set forth in the Ameriana Bancorp 1996 Stock Option and Incentive Plan as Amended (the "Plan") (a copy of which is available to the Optionee upon request). The terms and conditions of the Plan are incorporated herein by reference.

    (a) The exercise price is $________ for each share, such price being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this option.

    (b) The SAR shall be exercisable to the extent permitted in the Plan.

    (c) The SAR shall be accepted for surrender by the Optionee in consideration for the payment by the Company of an amount equal to the excess of the fair market value on the date of exercise of the Shares of Common Stock subject to such SAR over the exercise price specified in Paragraph (a) hereof.

    (d)  Payment hereunder shall be made in shares of Common
Stock or in cash as provided in the Plan.

    (e) The SAR is nontransferable, except in accordance with Section 10(a) of the Plan.

    (f) The SAR may be exercised only in accordance with Sections 8(c) and 10 of the Plan, and only when there is a positive spread, i.e., when the market price of the Common Stock subject to the SAR exceeds the exercise price of the SAR.

    (g) In the event of any inconsistency or conflict between this Agreement and the Plan, the Plan shall be controlling and supercede any conflicting or inconsistent provision of the Agreement.

                             AMERIANA BANCORP 1996 STOCK
                             OPTION AND INCENTIVE PLAN
                             COMMITTEE

                             By:____________________________

Date of Grant:               Attest: _______________________

_____________________